Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Reports Improved 2014 Third Quarter Financial Results

Aliso Viejo, CA, October 29, 2014 – Smith Micro Software, Inc. (Smith Micro Software or the Company) (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported improved financial results for its third quarter ended September 30, 2014.

“The third quarter was very positive for Smith Micro,” stated William W. Smith Jr., President and CEO of Smith Micro Software. “Revenues for the quarter were $9.4 million, which is up 11 percent sequentially from last quarter and up 8 percent year-over-year. Non-GAAP operating expenses for Q3 improved to $7.8 million, which is $2.0 million lower than Q2 expenses, and resulted in a non-GAAP operating loss of $584,000 for the third quarter (excluding stock-based compensation), compared to a non-GAAP operating loss of $3.8 million for the second quarter. The positive effects of our recent restructuring and our laser focus on operational execution are starting to show in our improved financial performance.

“We are also pleased with our improved cash position. We ended the quarter with $12.7 million in cash and short-term investments. Excluding the $5.3 million net we raised from the sale of our stock in a private placement, our cash increased $1.1 million for the quarter, which is a significant turnaround,” Mr. Smith concluded.

Smith Micro Software reported revenues of $9.4 million for the third quarter ended September 30, 2014, compared to $8.7 million reported in the third quarter ended September 30, 2013.

Third quarter 2014 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $7.2 million, compared to $6.3 million reported in the third quarter of 2013.

Smith Micro Software Third Quarter 2014 Financial Results	Page 2 of 7

GAAP gross profit as a percentage of revenue was 76.7 percent for the third quarter of 2014, compared to 71.5 percent for the third quarter of 2013. Non-GAAP gross profit as a percentage of revenue was 76.7 percent for the third quarter of 2014, compared to 71.6 percent for the same quarter last year.

GAAP net loss for the third quarter of 2014 was $1.1 million, or $0.03 loss per diluted share, compared to a GAAP net loss of $13.0 million, or $0.35 loss per diluted share, for the third quarter of 2013.

Non-GAAP net loss (which excludes stock-based compensation and non-cash tax expense) for the third quarter of 2014 was $364,000 or $0.01 loss per diluted share, compared to a non-GAAP net loss of $7.5 million, or $0.20 loss per diluted share, for the third quarter of 2013.

For the nine months ended September 30, 2014, the Company reported revenues of $26.4 million, compared to $30.8 million for the nine months ended September 30, 2013.

GAAP and non-GAAP (which excludes stock-based compensation) gross profit was $19.4 million for the nine months ended September 30, 2014, compared to $23.5 million for the nine months ended September 30, 2013.

GAAP gross profit as a percentage of revenues was 73.2 percent for the nine months ended September 30, 2014, compared to 76.2 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 73.3 percent for the nine months ended September 30, 2014, compared to 76.3 percent for same period last year.

GAAP net loss for the nine months ended September 30, 2014 was $12.0 million, or a loss of $0.31 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2013 of $26.5 million, or $0.72 loss per diluted share.

Non-GAAP net loss for the nine months ended September 30, 2014 was $5.4 million, or a loss of $0.14 per diluted share, compared to a non-GAAP net loss of $14.4 million, or $0.39 loss per diluted share, for the nine months ended September 30, 2013.

Total cash and cash equivalents and short-term investments at September 30, 2014 were $12.7 million.

Smith Micro Software Third Quarter 2014 Financial Results	Page 3 of 7

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended September 30, 2014 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2014 results at 4:30 p.m. ET, October 29, 2014. To access the call, dial (888) 299-7209 and when prompted provide the participant pass code 7731893. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section at www.smithmicro.com.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the execution of our recently announced restructuring, our ability to halt the decline of our cash reserves in light of our continued losses, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are potential for disruption and loss of customers and business from the transfer of duties and responsibilities due to our recently announced restructuring, the risk that we will continue to incur losses and not regain profitability, the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10- K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro Software Third Quarter 2014 Financial Results	Page 4 of 7

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Smith Micro and any other company.

Note: Financial Schedules Attached

Smith Micro Software Third Quarter 2014 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts)

unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 9/30/14:
Gross profit	$7,247	$2	$—	$7,249
Loss before provision for income taxes	$(1,147)	$560	$—	$(587)
Net loss	$(1,142)	$560	$218	$(364)
EPS-diluted	$(0.03)	$0.01	$0.01	$(0.01)

Three Months Ended 9/30/13:
Gross profit	$6,254	$6	$—	$6,260
Loss before provision for income taxes	$(12,973)	$872	$—	$(12,101)
Net loss	$(13,049)	$872	$4,674	$(7,503)
EPS-diluted	$(0.35)	$0.02	$0.13	$(0.20)

Nine Months Ended 9/30/14:
Gross profit	$19,353	$10	$—	$19,363
Loss before provision for income taxes	$(11,964)	$3,241	$—	$(8,723)
Net loss	$(12,004)	$3,241	$3,355	$(5,408)
EPS-diluted	$(0.31)	$0.08	$0.09	$(0.14)

Nine Months Ended 9/30/13:
Gross profit	$23,495	$17	$—	$23,512
Loss before provision for income taxes	$(26,302)	$3,046	$—	$(23,256)
Net loss	$(26,451)	$3,046	$8,985	$(14,420)
EPS-diluted	$(0.72)	$0.08	$0.25	$(0.39)

Smith Micro Software Third Quarter 2014 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Nine Months Ended September 30, 2014 and 2013

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$9,448	$8,746	$26,425	$30,832
Cost of revenues	2,201	2,492	7,072	7,337

Gross profit	7,247	6,254	19,353	23,495

Operating expenses:
Selling and marketing	2,139	3,705	7,471	12,655
Research and development	3,188	5,355	11,046	17,191
General and administrative	3,064	4,572	10,360	14,376
Restructuring expense	—	5,602	2,435	5,602

Total operating expenses	8,391	19,234	31,312	49,824

Operating loss	(1,144)	(12,980)	(11,959)	(26,329)
Interest and other income (expense), net	(3)	7	(5)	27

Loss before provision for income taxes	(1,147)	(12,973)	(11,964)	(26,302)

Provision for income tax expense (benefit)	(5)	76	40	149

Net loss	$(1,142)	$(13,049)	$(12,004)	$(26,451)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	(1)	3	—	4
Income tax expense related to items of other comprehensive income	—	—	—	—

Other comprehensive income (loss), net of tax	(1)	3	—	4

Comprehensive loss	$(1,143)	$(13,046)	$(12,004)	$(26,447)

Loss per share:
Basic and diluted	$(0.03)	$(0.35)	$(0.31)	$(0.72)

Weighted average shares outstanding:
Basic and diluted	41,225	37,036	39,165	36,967

Smith Micro Software Third Quarter 2014 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$10,493	$11,763
Short term investments	2,201	3,078
Accounts receivable, net	7,355	7,563
Income tax receivable	699	699
Inventory, net	165	167
Prepaid and other assets	1,128	871
Deferred tax asset	152	152

Total current assets	22,193	24,293
Equipment & improvements, net	4,697	7,023
Other assets	205	222

TOTAL ASSETS	$27,095	$31,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,145	$1,632
Accrued liabilities	6,079	7,734
Deferred revenue	731	464

Total current liabilities	8,955	9,830

Long-term liabilities	3,736	3,383
Deferred tax liability	152	154

Total non-current liabilities	3,888	3,537

Stockholders’ Equity:
Common stock	45	37
Additional paid in capital	222,696	214,619
Accumulated comprehensive deficit	(208,489)	(196,485)

Total stockholders’ equity	14,252	18,171

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$27,095	$31,538